Delta Apparel Announces Preliminary Fiscal 2016 Second Quarter Results
Company reports solid core growth, gross margin improvement and strong earnings

GREENVILLE, SC – April 28, 2016—Delta Apparel, Inc. (NYSE MKT: DLA) today announced select preliminary financial results for its fiscal second quarter ended April 2, 2016. The Company will report its final second quarter results on Thursday, May 12, 2016. In brief, overall gross margins continued to expand during the quarter due to excellent growth in the Company’s higher margin businesses, driving earnings per diluted share for the 2016 second quarter into an expected range of $0.40 to $0.43 compared to $0.03 per share in the prior year quarter, after adjusting for the $0.43 per share gain on the sale of The Game business.

Net sales were impacted to some degree by the bankruptcy of a large retail customer and are expected to come in at $109.2 million. Sales in the prior year quarter were $109.6 million after adjusting for $5.4 million of sales in the since-divested The Game business and sales of products under the Kentucky Derby license that we did not seek to renew for 2016.

Robert W. Humphreys, Delta Apparel, Inc.’s Chairman and Chief Executive Officer, commented, “Our Company made significant progress on a number of fronts during the second quarter. We are pleased with the performance of the business in the first half of this fiscal year, with expected earnings of $0.49 to $0.52 per share compared to a loss of $0.50 in the prior year first half. We saw strong second quarter sales growth in areas of key focus for us, including Salt Life, ecommerce, fashion basics, and catalog full-package programs. Gross margins expanded in both our branded and basics segments, and our manufacturing expansion initiative, which gives us more flexibility in the products we can internally produce, is progressing as planned. We are excited about the direction of our business and look forward to providing additional information with our full second quarter results on May 12, 2016.”

Earnings Release and Conference Call
The Company will report its second fiscal quarter 2016 results on Thursday, May 12, 2016, at 8:00 a.m. ET. The Company will also hold a conference call with senior management to discuss its financial results at 8:30 a.m. ET on Thursday, May 12, 2016. The Company invites you to join the call by dialing 888-523-1228. If calling from outside the United States, please dial 719-457-2645. A live webcast of the conference call will be available at www.deltaapparelinc.com. Please visit the website at least 15 minutes early to register for the teleconference webcast and download any necessary software. A replay of the call will be available through June 12, 2016. To access the telephone replay, participants should dial toll-free 877-870-5176. International callers can dial 858-384-5517. The access code for the replay is 6893084.

About Delta Apparel, Inc.
Delta Apparel, Inc., along with its operating subsidiaries, M. J. Soffe, LLC, Junkfood Clothing Company, Salt Life, LLC and Art Gun, LLC, is an international design, marketing, manufacturing, and sourcing company that features a diverse portfolio of lifestyle basic and branded activewear apparel and headwear. The Company specializes in selling casual and athletic products across distribution tiers, including specialty stores, boutiques, department stores, mid-tier and mass chains, and the U.S. military. The Company’s products are made available direct-to-consumer on its websites at www.soffe.com, www.junkfoodclothing.com, www.saltlife.com and www.deltaapparel.com. The Company's operations are located throughout the United States, Honduras, El Salvador, and Mexico, and it employs approximately 7,900 people worldwide. Additional information about the Company is available at www.deltaapparelinc.com.

Cautionary Note Regarding Forward Looking Statements
Statements and other information in this press release that are not reported financial results or other historical information are forward-looking statements subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. These are based on our expectations and are necessarily dependent upon assumptions, estimates and data that we believe are reasonable and accurate but may be incorrect, incomplete or imprecise. Forward-looking statements are also subject to a number of business risks and uncertainties, any of which could cause actual results to differ materially from those set forth in or implied by the forward-looking statements. The risks and uncertainties include, among others, the volatility and uncertainty of cotton and other raw material prices; the general U.S. and international economic conditions; deterioration in the financial condition of our customers and suppliers and changes in the operations and strategies of our customers and suppliers; the competitive conditions in the apparel and textile industries; the inability to successfully implement certain strategic initiatives; our ability to predict or react to changing consumer preferences or trends; pricing pressures and the implementation of cost reduction strategies; changes in the economic, political and social stability of our offshore locations; our ability to retain key management; the effect of unseasonable weather conditions on purchases of our products; significant changes in our effective tax rate; restrictions on our ability to borrow capital or service our indebtedness; interest rate fluctuations increasing our obligations under our variable rate indebtedness; the ability to raise additional capital; the ability to grow, achieve synergies and realize the expected profitability of acquisitions; the volatility and uncertainty of energy and fuel prices; material disruptions in our information systems related to our business operations; data security or privacy breaches; significant interruptions within our distribution network; changes in or our ability to comply with safety, health and environmental regulations; significant litigation in either domestic or international jurisdictions; the ability to protect our trademarks and other intellectual property; the ability to obtain and renew our significant license agreements; the impairment of acquired intangible assets; changes in ecommerce laws and regulations; changes to international trade regulations; changes in employment laws or regulations or our relationship with our employees; cost increases and reduction in future profitability due to recent healthcare legislation; foreign currency exchange rate fluctuations; violations of manufacturing or employee safety standards, labor laws, or unethical business practices by our suppliers and independent contractors; the illiquidity of our shares; price volatility in our shares and the general volatility of the stock market; and the costs required to comply with the regulatory landscape regarding public company governance and disclosure; and other risks described from time to time in our reports filed with the Securities and Exchange Commission. Accordingly, any forward-looking statements do not purport to be predictions of future events or circumstances and may not be realized. Further, any forward-looking statements are made only as of the date of this press release and we do not undertake publicly to update or revise the forward-looking statements even if it becomes clear that any projected results will not be realized.

Company Contact:
Deborah Merrill
Chief Financial Officer
(864) 232-5200 x6620

Investor Relations Contact:
Sally Wallick, CFA
(404) 806-1398
investor.relations@deltaapparel.com